Exhibit 4.1

Promissory Note

Secured By Deed of Trust

Principal $150,000.00	February 21, 2013

For value received, the undersigned (hereafter "Borrower") promises to pay to the order of Edward Wen (hereafter "Holder"), the principal sum of one hundred fifty thousand dollars ($150,000.00) together with interest of $37,500 payable on or before September 1, 2013. Furthermore, the borrower shall issue shares of restricted common stock of ZSIT, a publicly traded company, after its acquisition of the Borrower, as follows:

1. Edward Wen 5 million shares

2. Patrick Goeglein 1 million shares

3. Highway 74 LP 4 million shares

In the event that the principal sum, interest, or equity is not paid during the term of this promissory note, Holder may promptly foreclose upon the Property described in the attached Deed of Trust. In the alternative to foreclosure, Holder may extend the term of this note in exchange for warrants to purchase an additional 5 million shares of ZSIT common stock for $.02 per share, and for additional interest for incremental extension terms as follows:

EXTENSION TERM	ADDITIONAL INTEREST
6 Months	$37,500
12 Months	$75,000
18 Months	$112,500
24 Months	$150,000

The principal and interest due under this Note shall be paid in lawful money of the United States. There are no prepayment penalties.

Whether or not suit is filed, Borrower agrees to pay all reasonable attorneys' fees, costs of collection, and other expenses incurred by Holder in connection with the enforcement or collection of this Note. Borrower further agrees to pay all costs of suit and the sum adjudged as attorneys' fees in any action to enforce payment of this note or any part thereof.

This Note is secured by a Deed of Trust executed on even date herewith by Highway 74 LP, as Trustor, to Fidelity National Title, as Trustee, in favor of Holder, as the Beneficiary thereof.

Date: February 21, 2013

Borrower:

Music of Your Life, Inc.

3225 McLeod Drive

Suite 100

Las Vegas, NV 89121

By:_________________________

Marc Angell, President

Trustor:

Highway 74 L.P.

6101 W. Centinela #280

Culver City, CA 90230

By:_________________________

Chris Tagawa